Exhibit 99.15


              Ashland Distribution Non-GAAP Metric Information
                              ($, Thousands)




POCKET PROFIT                                 Q2 2007              Q2 2006
-------------                               -----------          -----------

Operating Income                                20,107               30,367
Income Taxes                                    (7,237)             (11,427)
                                            -----------          -----------
   Net Income                                   12,870               18,940

Invested Capital January 31                    673,306              620,182
Invested Capital February 28                   690,211              626,511
Invested Capital March 31                      661,400              588,884
                                            -----------          -----------
   Total                                     2,024,917            1,835,577

Average Invested Capital (Total/3)             674,972              611,859
Cost of Capital (9.5%/4)                         2.375%               2.375%
                                            -----------          -----------
   Cost of Capital $ (COC$)                     16,031               14,532

Pocket Profit                                   (3,161)               4,408
(Net Income less COC$)


NOTES:

(1) "Invested Capital" is defined as total assets less total liabilities, excluding intercompany receivables and payables.

(2) For purposes of the Pocket Profit computation, Ashland has established an estimated cost of capital annual rate of 9.5%, which is intended to represent a reasonable estimate of the weighted average of Ashland's after-tax cost of long-term debt and the cost of equity, based on a targeted ratio of debt and equity to Ashland's total capitalization.

(3) Pocket Profit is a Non-GAAP metric used by management to measure our overall performance as it relates to covering our cost of capital.

(4) "Pocket Profit" is defined as: Operating Income less Income Taxes equals Net Income. The Average Invested Capital for the quarter is multiplied by 2.375% (9.5%/4) which equals the Cost of Capital, which is then subtracted from our Net Income to arrive at our Pocket Profit.